SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	January 31, 2006
CANYON RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11887	84-0800747

State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

14142 Denver West Parkway, Suite 250 Golden, Colorado	80401

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code                      (303) 278-8464
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
     On February 1, 2006, the Company entered into a Consulting Services Agreement with Dr. Gary C. Huber a previous Director and Officer of the Company. The term of the contract is six months and compensation will consist of a daily rate of $750, and 150,000 stock options granted from the Company’s Non-Qualified Stock Option Plan. The stock options vest immediately, have a term of three years and have an exercise price of $0.94 per common share, which was the stock price at the date of grant. Gary will provide financial, technical and management consulting services to the Company as required during the term of the contact.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On January 31, 2006, the Company announced Dr. Gary C. Huber’s resignation as a Director and Officer of the Company. Gary has played a key role for 27 years in the founding and development of the Company and although Gary will be leaving to pursue other interests, he will continue to provide consulting services during 2006 under a Consulting Services Agreement described above. In addition Gary will receive a departure payment of approximately $165,000 for accrued vacation time plus two weeks of pay for his first year of service and one week of pay for each year of service thereafter.

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON RESOURCES CORPORATION
Date: February 3, 2006	By:	/s/ David P. Suleski
David P. Suleski
Vice President and CAO

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